Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Steve Quinlan, Chief Financial Officer
517.372.9200, SQuinlan@Neogen.com

Neogen Announces CFO Transition

Steve Quinlan to retire effective May 31, 2023; David Naemura to replace him as Chief Financial Officer

LANSING, Mich., September 27, 2022 — Neogen Corporation (NASDAQ: NEOG) announced today that Steve Quinlan, the company’s Chief Financial Officer, has announced his intent to retire effective May 31, 2023, at the conclusion of the company’s fiscal year. Quinlan has served as Neogen’s CFO since 2011, leading the company through more than 30 acquisitions, including the company’s recent acquisition of 3M’s Food Safety business, and driving revenue growth from $172.6 million in 2011 to upwards of $527 million in 2022.

“Steve has played a critical role in Neogen’s growth over the past 11 years and has been an exceptional leader and benefit to our team,” said John Adent, Neogen’s President and CEO. “Steve and I worked together to plan his succession, and he will be staying on through the remainder of the fiscal year to ensure a smooth transition. I appreciate all of Steve’s contributions to the business and wish him and his family all the best in his retirement.”

Neogen also announced the naming of David Naemura as Chief Financial Officer, effective January 2, 2023. During the five-month overlapping period, he and Quinlan will work together to ensure a smooth transition of responsibilities. He brings extensive experience as an operationally oriented CFO in public company environments and has significant experience in building high-performance teams. Naemura was previously the Chief Financial Officer of Vontier Corporation, where he played an instrumental role in the company’s separation and launch as an independent public company. Prior to his time at Vontier, Naemura was the Chief Financial Officer of Gates Industrial Corporation and also served as a group Chief Financial Officer for Danaher Corporation.

“I am very pleased to welcome Dave to the Neogen team. His extensive experience working for public companies make him not only a great fit for Neogen, but also an important asset to help us deliver on our mission and drive the company far into the future as we enter a new era in food security,” Adent said.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

###